EXHIBIT 4.2

SIGNAL BAY, INC.

A COLORADO CORPORATION

750,000,000 SHARES COMMON STOCK, $0.0001 PAR VALUE

This certifies that  ____________________________________________ is hereby issued  ____________________________________________ fully paid and non-assessable Shares of Common Stock of Signal Bay, Inc. transferable on the books of the Corporation by the holder hereof, in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, Signal Bay, Inc. has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed as of this ______ day of __________________ 20_____.

President	Secretary